                                                                       Exhibit 5





                                        June 27, 1996



Mitchell Energy & Development Corp.
P. O. Box 4000
The Woodlands, Texas 77387-4000

Gentlemen:

         With respect to the Registration Statement on Form S-8 to be filed herewith by Mitchell Energy & Development Corp., a Texas corporation (the "Company"), with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended, 2,500,000 shares of Class B Common Stock, $0.10 par value (the "Common Stock"), to be sold from time to time by the Company upon the exercise of stock options or related stock appreciation rights granted under the Company's 1995 Stock Option Plan, we, as your counsel, have examined such certificates, instruments and documents and reviewed such questions of law as we have considered necessary or appropriate for the purpose of this opinion.

         Based on the foregoing examination and review, we advise you that, when the Registration Statement becomes effective under the Securities Act of 1933, as amended, any of such 2,500,000 shares of the Class B Common Stock which may be sold in accordance with the terms of the 1995 Stock Option Plan, will be legally issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. By giving such consent, however, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder.

                                                     Very truly yours,

                                                     /s/ Deborah W. Leiber

                                                     Deborah W. Leiber
                                                     Counsel